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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of December 11, 1997, by and between BIZWATCH, INC., a Delaware corporation, having its principal office at 1199 North Fairfax Street, Suite 800, Alexandria, Virginia 22314 (the "Company"), and Jeff Massa, an individual residing at 3766 Wigan Drive, Dale City, Virginia 22193 ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.   Employment, Duties and Acceptance.

          (a) The Company hereby employs Executive for the Term (as hereinafter defined) to render services to the Company, including any subsidiaries thereof, as Senior Vice President, Technology and to perform such duties commensurate with such office as he shall reasonably be directed by the Board of Directors (the "Board") of the Company to perform, which duties shall be consistent with the provisions of the Bylaws in effect on the date hereof that relate to the duties of the Senior Vice President, Technology. Unless otherwise determined by the Board or as required by the Bylaws of the Company, all employees and executives of the Company and any subsidiaries thereof will report directly or indirectly to the President and CEO.

          (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company, including any subsidiaries thereof, and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which materially interfere with the performance of his duties hereunder, or which, even if noninterfering, may be inimical, or contrary, to the best interests of the Company, except those duties or pursuits specifically authorized by the Board.

          (c) The principal place of employment of Executive hereunder shall at all times during the Term be in the greater Alexandria, Virginia area, or other locations mutually acceptable to Executive and the Company. Executive understands and agrees that he may be required to travel from time to time for business reasons.


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          (d) Executive hereby accepts such employment and agrees to render the services described above and abide by the terms of this Agreement.

     2. Term of Employment.

     Subject to the terms of this Agreement, including Section 8 hereof, the term of Executive's employment under this Agreement will commence as of the date hereof (the "Effective Date") and shall end on the later of (i) the third anniversary hereof or (ii) the second anniversary of the closing of an initial public offering of the Company's securities.

     3. Compensation and Benefits.

       (a) (1) As full compensation for all services to be rendered pursuant to this Agreement, commencing the Effective Date, the Company agrees to pay Executive during the Term a base salary at an annual rate of $150,000, payable in such installments as is the policy of the Company with respect to executive employees of the Company (the "Salary"). Thereafter, from time to time, and subject to the provisions of subparagraph (a)(3) below, the Board of Directors of the Company shall consider, in its sole and absolute discretion, any appropriate adjustments to Executive's Salary.

           (2) From time to time, and subject to the provisions of subparagraph
       (a)(3) below, the Board of Directors of the Company shall consider, in its sole absolute discretion, any bonus payments, whether consisting of cash, securities or otherwise ("Bonus") to Executive.

           (3) The aggregate amount of Salary and Bonus, if any, paid to Executive during any calendar year shall not exceed $200,000 until such time as the Company has generated cumulative revenues of at least $4.3 million and is no longer experiencing a net operating loss on a monthly basis. The Company and Executive hereby agree that, within thirty (30) days following such time, the Company and Executive shall increase Executive's Salary and Bonus by a mutually agreeable upon amount which is reasonable in light of the salaries and bonuses then offered by similarly situated and comparable companies.


          (b) The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Executive and in accordance with the policy of the Company.


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           (c)  Executive shall be eligible under any disability insurance, group insurance, 401(k) or other so-called "fringe" benefits, if any, which the Company generally provides for its executives.

           (d) The Company shall provide to Executive, at the Company's expense, medical, dental and vision insurance which the Company generally provides for its executives.

           (e) After the first six (6) months of the Term, Executive shall be entitled to vacation time of two (2) weeks per year taken during the Term, subject to fulfillment of his duties hereunder, in accordance with the vacation policy of the Company.

       4.  Stock.

           Executive hereby acknowledges that Executive owns an aggregate of 1,991 shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock") and options to purchase an aggregate of 8,422 shares of Common Stock (the "Options"). Executive hereby further acknowledges that the Shares and the Options were issued pursuant, and remain subject, to the provisions of that certain Subscription Agreement, dated as of October 2, 1997, as amended, that certain Option Agreement, dated October 2, 1997, as amended, and that certain Shareholders Agreement, dated the date hereof by and among the Company, Executive, Infoseek Corporation and certain other parties named therein.

       5.  Confidentiality.

           (a) Executive shall not, during the Term of this Agreement, or for a period of three (3) years following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than (i) as is reasonably required in the regular course of his duties, including disclosures to the Company's advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Chief Executive Officer) to any person, firm or corporation any information relating to the Company's business or purpose, which information is not in the public domain or generally known in the Company's Field of Interest, in any form acquired by Executive during the course of, or as an incident to, his employment with the Company or any predecessor to the Company's business or the rendering of services hereunder, and relating to the Company, any subsidiaries or other Affiliates (as defined below) thereof, any client, investor, corporate partner or joint venturer of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by the Company, any subsidiaries or other Affiliates thereof or, to the knowledge of Executive, any of the other persons or entities listed above, or in which the Company, any subsidiaries or other Affiliates thereof or, to the knowledge of Executive, any of the other persons or entities listed above, has a beneficial interest. Such information shall include, but shall not be limited to, business affairs, proprietary

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technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any information which becomes publicly available other than pursuant to a breach of this Section 5 by Executive.

           (b) All information and documents relating to the Company and any subsidiaries or other Affiliates thereof as hereinabove described shall be the exclusive property of the Company, and, upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned to and left with the Company.

       6.  Noncompetition; Nonintervention.

           (a) Executive shall not, during the Term of this Agreement, or for a period of three (3) years following termination of this Agreement (the "Restricted Period"), directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with any business which is in the Company's Field of Interest (as defined below) anywhere within the United States; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company.

           (b) During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its Affiliates, or otherwise directly interfere with the relationship of the Company or its Affiliates with any person who, to the knowledge of Executive, is employed by or otherwise engaged to perform services for the Company or its Affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its Affiliates. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section unless Executive's name is contained in such advertisements or solicitations.

       7.  Injunction and Enforceability of Covenants.

           (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5, 6 or 9 hereof, the Company shall have the right and

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remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                  (b) If any of the covenants contained in Sections 5, 6 or 9 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

                  (c) If any of the covenants contained in Sections 5, 6 or 9 hereof, or any part thereof, is held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision to the least extent necessary to render them enforceable and, in its reduced form, such provision shall then be enforceable.

                  (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5, 6 or 9 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

                  (e) The existence of any claim or cause of action by Executive against the Company or any subsidiaries or other Affiliates of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 5, 6 or 9 hereof, but such claim or cause of action shall be litigated separately.

         8.       Termination of Employment.

                  (a) The Company may terminate this Agreement upon written notice to Executive if any of the following shall occur:

                           (1) Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means: (i) the willful or continual neglect by Executive of his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 5, 6 and 9 hereof which events are governed by clause
                  (vi) below), provided that such neglect remains uncured for a period of 30 days after written notice describing the same is given to Executive, and provided further that isolated or insubstantial failures shall not constitute Cause


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         hereunder; (ii) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felony or crime of moral turpitude or any crime or offense involving money or other property of the Company or any subsidiaries or other Affiliates thereof; (iii) Executive's performance of any act or failure to act which, if Executive were prosecuted and convicted therefor, would constitute a crime or offense either involving money or property of the Company or any subsidiaries or other Affiliates thereof or constituting a felony in the jurisdiction involved; (iv) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any subsidiaries or other Affiliates thereof; (v) chronic alcoholism or the use of illegal drugs; or (vi) any breach by Executive of the terms of Sections 5, 6 or 9 hereof, provided such breach continues uncured for 10 days after written notice of such breach is given by the Company to Executive. All determinations of Cause shall be made by the vote of a majority of the entire Board of Directors; or

                  (2) The Chief Executive Officer shall determine that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute Cause (and other than disability or death) upon thirty (30) days' prior written notice to Executive.

         (b) Executive may terminate this Agreement upon written notice to the Company for Good Reason. For purposes of this Agreement, the term "Good Reason" means: (i) a substantial reduction of Executive's duties, position, authority or responsibilities hereunder which is not corrected within thirty
(30) days after written notice from Executive; (ii) material breach by the Company of its obligations hereunder if not remedied within thirty (30) days after written notice from Executive; or (iii) a material reduction in Executive's compensation (provided, however, that a Company-wide salary reduction which is instituted with the concurrence of Executive shall not constitute Good Reason hereunder).

         (c) This Agreement shall immediately terminate upon the occurrence of any of the following:

                  (1) Executive's death during the Term; provided, however, that Executive's legal representatives shall be entitled to receive Executive's Salary through the last day of the month in which his death occurs; or

                  (2) Executive's physical or mental disability such that he is unable substantially to perform his services hereunder for (i) a period of 60 consecutive days or (ii) for shorter periods aggregating 120 days during any twelve-month period during the Term. Notwithstanding such disability, the Company shall continue to pay Executive his Salary through the date of such termination.


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          (d) In the event that Executive's employment is terminated for any reason other than (i) at the end of the Term upon expiration of this Agreement,
(ii) by the Company for Cause, (iii) death, (iv) disability or (v) by Executive other than for Good Reason, the Company shall (x) pay Executive for a period equal to the greater of two (2) years or the remainder of the Term (the "Severance Period"), his Salary at the then current rate (including an amount equal to any bonuses paid to Executive during the prior twelve (12) month period), payable in such installments as the Company customarily pays Executive, which amount shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 3(b) hereof), and (y) continue to allow Executive to participate, during the Severance Period and at the Company's expense, in the Company's health, dental and vision insurance and disability insurance programs, if any, to the extent permitted under such programs and applicable laws.

          (e) Upon any termination of Executive's employment hereunder for any reason, with or without Cause or Good Reason, whether by the Company or by Executive, Executive shall be deemed to have resigned from all positions as an officer and employee of the Company or any subsidiaries or other Affiliates thereof.

     9.  Inventions Discovered by Executive.

     Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable, whether or not copyrightable, in the Company's Field of Interest (collectively, "Inventions") made, conceived or first reduced to practice by Executive, either alone or jointly with others, while performing service hereunder. Executive hereby assigns to the Company all of his right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents and/or copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates counsel to the Company as Executive's agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and/or copyrights and to enforce the Company's rights under this Section 9. Any invention relating to the business of the Company and disclosed by Executive within six months following the termination or his employment with the Company shall be deemed to fall within the provisions of this Section unless proved to have been first conceived and made following such termination. This Section 9 shall survive the termination of this Agreement.

     10. Representations and Agreements of Executive.

         (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder and that there are no


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employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

          (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by the Company in connection with its obtaining or providing any type of insurance or other fringe benefit as the Company shall determine from time to time.

     11.  Definitions.

          As used herein, the following terms have the following meanings:

          (a) "Affiliate" means and includes any person, corporation or other entity controlling, controlled by or under common control with the entity in question; and

          (b) "Company's Field of Interest" means the businesses of the Company as conducted and proposed to be conducted as of the date hereof and any business reasonably determined from time to time and during the Term by the Company in its sole discretion to be competitive with the business of the Company.

     12.  Arbitration.

     Any controversy or claim arising out of or relating to this Agreement or the breach thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 5, 6 and 9 hereof and the Company's pursuit of the remedies described in Section 7 hereof in connection therewith) shall be settled by arbitration in the City of New York, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding.

     13.  Notices.

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service, registered or certified mail (return receipt requested and received), telecopy or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

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     If to the Company:

                    BizWatch, Inc.
                    1199 North Fairfax Street
                    Suite 800
                    Alexandria, VA 22314
                    Attention: Secretary
                    Telephone: (703) 838-5566
                    Fax: (703) 683-4707

     With a copy to:

                    Stephen M. Feldhaus, Esq.
                    Fulbright & Jaworski, L.L.P.
                    Market Square
                    801 Pennsylvania Avenue
                    Washington, D.C. 20004-2604
                    Telephone: (202) 662-0200
                    Fax: (202) 662-4643

     If to Executive:

                    Jeff Massa
                    3766 Wigan Drive
                    Dale City, Virginia 22193
                    Tel: (703) 878-0610
                    Fax: (703) 730-5976

     14.  Withholding.

     All payments required to be made by the Company to Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the policy of the Company.

     15.  Successors and Assigns.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

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          (b)  This Agreement and all rights under this Agreement are personal to Executive and shall not be assignable other than by will or the laws of intestacy. All of Executive's rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

     16.  General.

          (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the terms and conditions of the Stock Agreement shall continue to remain in full force and effect. No representation, promise or inducement has been made by either party that is not embodied in this Agreement or the Stock Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or delay of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

          (d) Should any provision of this Agreement be held by an arbitration tribunal to be invalid or unenforceable, such invalid or unenforceable provision shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

          (e) The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

          (f) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.



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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

                                        BIZWATCH, INC.


                                        By: /s/ David C. Hoppmann
                                           ----------------------------
                                           Name: David C. Hoppmann
                                           Title: President


                                        /s/ Jeffery P. Massa
                                        --------------------------------
                                        Name: Jeffery P. Massa